Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), amends, restates and extends the Employment Agreement that was originally effective as of the January 2, 2006 (the “Prior Agreement”), effective as of January 3, 2011 (the “Effective Date”), by and between Penn Security Bank & Trust, a Pennsylvania state chartered community bank and trust company (the “Bank”), and Penseco Financial Services Corporation, a Pennsylvania corporation (the “Parent”) (together the “Company”), and Craig W. Best (the “Executive”), and reads as follows:

ARTICLE I

RECITALS

WHEREAS, the Executive is an individual qualified by education and experience to serve as both the Bank’s and the Parent’s President and Chief Executive Officer and who has served in such capacity since January 2, 2006; and

WHEREAS, the Company desires to reaffirm and extend the Executive’s appointment as both the Bank’s and the Parent’s President and Chief Executive Officer and to continue to employ the Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE II

DEFINITIONS

Section 2.1. “Accrued Obligations” shall mean, as of the Date of Termination, to the extent not theretofore paid, the sum of (i) Executive’s Base Salary through the Date of Termination, (ii) the amount of any bonus or other incentive compensation for any completed bonus period and other vested cash compensation earned by Executive as of the Date of Termination under the terms of any compensation, benefit plans, and deferred compensation plans, programs or arrangements maintained in force by the Company, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with Company policy, as of the Date of Termination.

Section 2.2. “Bank Board” means the Board of Directors of the Bank.

Section 2.3. “Cause” means: (i) conviction of, or the entry of a plea of guilty or no contest to a felony; (ii) fraud, embezzlement or other misappropriation of funds, excluding immaterial and inadvertent action not taken in bad faith and which is remedied by Executive within ten (10) days after his receipt of written notice thereof from the Company specifying in reasonable detail the alleged improper action; (iii) habitual insobriety or illegal use of controlled drugs; (iv) breach of this Agreement having a material adverse economic effect on the Company taken as a whole, if not cured within (30) days following Executive’s receipt from the Company of written notice thereof specifying in reasonable detail the alleged breach; (v) failure to comply with the Company’s Executive Stock Ownership Guidelines, as set forth on Appendix B; or (vi) refusal to perform the lawful and reasonable directives of the Bank Board or Parent Board, unless such refusal is cured within (30) days following Executive’s receipt from the Company of written notice thereof, specifying the directives Executive allegedly refused to perform, or unless Executive gives written notice of good faith objection to any such directive based on his reasonable belief that compliance with same would be inconsistent with fiduciary duties or with any applicable law, rule, regulation, order, ordinance, applicable accounting standard, insurance policy, employee benefit plan or any other material agreement, instrument or undertaking (“Good Faith Objection”). In the event of Good Faith Objection by Executive, his refusal to perform any directive of the Bank Board or Parent Board shall not be Cause for termination unless Executive persists in such refusal after the Bank Board or Parent Board, as applicable, obtains, from an independent law firm selected by the Bank Board or Parent Board in its sole and reasonable discretion, with a written reasoned legal opinion that it is more likely than not that compliance with the directive at issue would not result in any violation (an “Independent Opinion”).

Section 2.4. “Change in Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding voting securities, (ii) Parent Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of Parent’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Parent prior to the transaction. A “Continuing Director” shall mean a member of the Parent Board who either (i) is a member of the Parent Board as of the Effective Date or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.

Section 2.5. “Change in Control Termination” means the termination of Executive’s employment under this Agreement by the Company or its successor(s) or permitted assign(s) without Cause or by Executive for Good Reason, which occurs within 36 months following a Change in Control.

Section 2.6. “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.7. “Date of Termination” has the meaning given to that term in Section 3.7.

Section 2.8. “Disability” means a condition entitling Executive to benefits under the Bank’s long term disability plan, policy or arrangement. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

Section 2.9. “Good Reason” means any of the following, without Executive’s prior consent: (i) a material, adverse change in title, authority, duties or reporting relationships (including the assignment of duties materially inconsistent with the Executive’s position); (ii) a material reduction in Base Salary (except in connection with an across-the-board salary reduction applicable to all of the Company’s management employees, as described in Section 3.4(a)) or annual or long term bonus or incentive compensation opportunities described in Article III or employee benefits; (iii) any other material breach of this Agreement by the Company, excluding inadvertent action which is remedied by the Company within ten (10) days after its receipt of written notice thereof from the Executive specifying in reasonable detail the alleged breach; (iv) executive being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania; (v) the failure by the Company to obtain the assumption in writing of its obligation to perform this Agreement, to the extent required pursuant to Section 5.4; (vi) any failure to nominate or re-nominate Executive for election to the Bank Board or the Parent Board or any failure by the shareholders to elect or re-elect Executive to the Bank Board or Parent Board; (vii) any demand by the Bank Board or the Parent Board that Executive comply with any directive (including without limitation a directive that he refrain from taking recommended action) as to which Executive made a written Good Faith Objection, unless the Bank Board or the Parent Board or both, as applicable, obtain an Independent Opinion; (viii) any action taken by the Board or any individual board member which would not allow the Executive to reasonably carry out the responsibilities of his position; or (ix) the occurrence of any of the following based on the financial condition of the Company as of the date Executive commences employment by the Company or caused by any action or event prior to the date Executive commences employment by the Company: (a) the general assignment by the Bank or the Parent for the benefit of its creditors; (b) the filing by the Bank or the Parent of a petition under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (collectively, the “Bankruptcy Laws”); (c) the failure by the Bank or the Parent to controvert in a timely and appropriate manner, or the acquiescence by the Bank or the Parent in writing to, any petition filed against it in any involuntary case under the Bankruptcy Laws; or (d) the commencement of an involuntary proceeding or the filing of an involuntary petition seeking (x) liquidation, reorganization or other relief in respect of the Bank or the Parent or its debts, or of a substantial part of its assets, under the Bankruptcy Laws or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Bank or the Parent or for a substantial part of the assets of either, if, in either such case, such proceeding or petition shall continue undismissed for 60 days or an order, judgment or decree approving or ordering any of the foregoing shall be entered, or an order for relief against the Company shall be entered in an involuntary case under the Bankruptcy Laws. The events or conditions described in this Section 2.9 will not constitute Good Reason unless: (a) the Executive provides the Company with written objection to the event or condition within 30 days of the first occurrence of such event or condition, (b) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection or the Company notifies the Executive in writing that it does not intend to cure the event or condition, and (c) the Executive resigns his employment within 30 days following the expiration of that Cure Period. For purposes of this Section 2.9, the Cure Period shall end on the earlier of the date the Company notifies Executive in writing that does not intend to cure the event or condition referenced in the Executive’s written objection, or the 30th day following the Company’s receipt of such written objection.

Section 2.10. “Parent Board” means the Board of Directors of Parent.

Section 2.11. “Restricted Period” means the period commencing on the day that Executive’s employment with the Company terminates for any reason and ending on the first anniversary of such termination.

ARTICLE III

EMPLOYMENT AND COMPENSATION

Section 3.1. Employment Term.

(a) The Company shall continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and continuing until Executive’s employment is terminated as provided in Section 3.1(b), provided that notwithstanding anything in this Agreement to the contrary, Executive shall at all times be an employee-at-will. The period extending from the Effective Date through the date Executive’s employment terminates as provided in Section 3.1(b) shall be referenced herein as the “Term.”

(b) If Executive dies while employed by the Company, this Agreement and Executive’s employment by the Company shall automatically terminate on the date of Executive’s death. The Company may terminate Executive’s employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Disability of Executive, (ii) for Cause, or (iii) without Cause, for any or no reason. Executive may terminate his employment and all other positions with the Company at any time (i) for Good Reason, or (ii) without Good Reason, for any or no reason. Notwithstanding the generality of the preceding sentence, in the event that Executive resigns from his employment pursuant to this Section 3.1(b) without Good Reason for any or no reason, Executive shall give ninety (90) days written notice to the Company prior to the proposed effective date of such resignation, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Company (in which case such resignation shall be effective as of the date of such waiver).

Section 3.2. Positions and Duties.

(a) Executive will serve as President and Chief Executive Officer (“CEO”) for each of the Bank and Parent, reporting directly to the Parent Board and its Chairman and will have all duties customarily associated with the position of a CEO, all duties as are set forth in the Company’s bylaws for such position and all duties as are delegated to the CEO from time to time by the Board, including, but not limited to supporting and mentoring the Company’s senior management team, acting as the senior representative of the Company in dealings with third parties, maintaining client account relationships, and sustaining and increasing the level of profitable deposits, profitable lending activity, and profitable fee-based income for the Bank. Executive shall devote his best efforts and substantially all of his business time and services to the Company (with reasonable time off for vacation, holidays and illness or other temporary disability excepted).

(b) In light of the compensation paid to Executive for his employment under this Agreement, he will not be entitled to any additional compensation for his service as a member of either the Parent Board or the Bank Board. Executive’s membership on the Parent Board and the Bank Board shall terminate effective upon Executive’s termination of employment for any reason, and Executive agrees to cooperate to assure that his termination of membership on such Boards is appropriately documented.

Section 3.3. Other Activities. Executive may be involved in various leadership and non-leadership capacities on a volunteer basis for not-for-profit organizations as a representative of the Company. In addition, nothing contained herein shall preclude the Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Article IV of this Agreement, and provided further that subject to the written consent of the Parent Board, the Executive shall not serve as a paid director of any organization.

Section 3.4. Compensation. The Company shall pay or cause to be paid or provided to Executive the following compensation and benefits:

(a) Base Salary. Executive will receive an initial base salary of $247,268 per annum, paid in accordance with the Company’s payroll practices. The base salary shall be reviewed on an annual basis by the Bank Board and may be increased (but not decreased, except in connection with an across-the-board salary reduction applicable to all of the Company’s management employees) from time to time at the discretion of the Bank Board. The initial base salary or such later increased base salary is hereinafter referred to as Executive’s “Base Salary.”

(b) Bonus. For each fiscal year ending during the Term, Executive will be eligible for an annual bonus of such percentage of his Base Salary as determined by the Bank Board from time to time, less payroll withholdings, based upon parameters to be mutually agreed upon by Executive and Bank’s Board. At the discretion of the Bank Board, the Company may pay Executive additional bonuses. Any bonuses payable under this Section 3.4(b) will be paid within thirty (30) days following the approval of the Company’s audited financial statements for the applicable fiscal year by the audit committee of the Bank Board, provided that Executive has not resigned without Good Reason and has not been terminated for Cause before such payment date, and provided further that such annual bonus shall not be paid later than the 15th day of the third month beginning after the end of the applicable fiscal year. The Bank Board and Executive shall reasonably and in good faith agree upon adjustments to corporate or personal performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations, other corporate transactions or extraordinary events, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 3.4(b) in a manner inconsistent with the achievement of its intended purposes.

(c) Deferred Compensation Plan. The Executive will be able to participate in a deferred compensation plan. The Executive will be able to defer any and all compensation including, but not limited to, base salary, bonus and equity awards.

(d) Whole Life Insurance Policy/Deferred Compensation Plan #2. The Company has purchased a whole life insurance policy on the life of Executive from a reputable insurance carrier with an initial cash value of $297,000. The Company shall be the owner of such policy and any death benefit payable shall be payable to the Company. If Executive dies in active service to the Company, the Company shall pay Executive’s estate the excess, if any of (i) the life insurance proceeds over (ii) the life insurance policy cash value. Upon termination of the Executive’s employment for any reason other than death, Executive shall have the election, at his option, to have the policy assigned to him, provided that Executive shall be responsible for paying all future premiums and other policy charges which are or become due and payable, and Executive shall pay to the Company the then-current market value of the policy. The Company has established an account-based deferred compensation arrangement for the Executive’s benefit attached hereto as Appendix D. The value of the Executive’s account shall at all times be equal to the cash value of the life insurance policy.

(e) General Employee Benefits. The Executive will be eligible to participate in the employee pension plan, the retirement profit-sharing plan, health insurance, term life insurance, long-term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, in a manner and to an extent at least as favorable as is afforded to the most favorably treated executive of the Company, subject to the terms and conditions of such plans, policies or arrangements. This paragraph will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

(f) Vacation. In addition to holidays observed by the Bank, Executive shall be entitled to at least 20 working days paid vacation time during each year of employment or if greater than 20 working days per year, such period as the Bank Board shall approve, without reduction in salary or other benefits. Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by the Company’s vacation policy, as in effect from time to time.

(g) Annual Physical. The Executive will be eligible for a complete annual physical to be paid through the Company’s general health insurance plan, if covered. Expenses not covered by the plan will be paid for by the Company.

(h) Automobile. The Company will provide Executive with the use of an appropriate automobile, together with reasonable insurance coverage, maintenance, and reimbursement of reasonable fuel expenses.

(i) Country Club/Dining Club. The Company will reimburse Executive for the membership costs for an appropriate country club/dining club in accordance with Company policy.

(j) Other Executive Perquisites and Benefits. Executive will participate in all other perquisites and benefit programs offered generally by the Company to its other executives in a manner and to an extent at least as favorable as is afforded to the most favorably-treated executive of the Company. Without limitation, Executive shall be eligible for Company-paid term-life insurance coverage having a death benefit of not less than two times the Executive’s Base Salary as in effect from time to time.

(k) Long-Term Incentive Plan. Executive shall be eligible to participate in any long-term incentive or equity-based compensation plan as recommended by the Compensation Committee and approved by the Parent Board from time to time. (See Appendix C.)

Section 3.5. Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.

Section 3.6. Indemnification.

(a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Bank’s or Parent’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the Commonwealth of Pennsylvania, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation , penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of the Bank or Parent (including the respective Board, independent legal counsel or stockholders of either) to have made a determination in connection with any request for indemnification or advancement under Section 3.6(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Bank or Parent (including the respective Board, independent legal counsel or stockholders of either) that Executive has not met any applicable standard of conduct shall create a presumption that Executive has not met an applicable standard of conduct.

(c) This indemnification includes any legal action brought against the Executive by any shareholder including individual directors of the Bank or its parent.

Section 3.7. Severance; Severance Payments. Upon a termination of his employment with the Company (the effective date of such termination is herein referred to as the “Date of Termination”), Executive will be entitled only to such compensation, benefits and rights as described in this Section 3.7 and in any other agreement, including but not limited to any stock appreciation rights agreement, between Executive and the Company.

(a) Termination without Cause or for Good Reason. Except as otherwise provided in this Section 3.7, if Executive’s employment by the Company is terminated by the Company for any reason other than Cause (i.e., without Cause) or if Executive terminates his employment for Good Reason, Executive will be entitled to:

(i) Payment of all Accrued Obligations;

(ii) Cash severance payments equal to the sum of (A) one-twelfth of Executive’s Base Salary as of the Date of such Termination plus (B) one-twelfth of Executive’s average annual bonus payable for performance in the three calendar years ending before the date of termination (or, if Executive has not been eligible for a bonus for three calendar years of service, his average annual bonus payable for performance for each calendar year for which he was eligible to receive a bonus) (collectively, the “Monthly Severance Payment”) for a period of 24 months from the Date of Termination, payable in accordance with the Company’s payroll practices;

(iii) Payment by the Company of the applicable premiums otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) for a period of 24 months (or if COBRA continuation coverage expires or is otherwise unavailable, then, in lieu thereof, Executive will receive monthly payments equal to the monthly “applicable premium,” as that term is defined under COBRA, for a period equal to 24 months); and

(iv) Payment by the Company to an outplacement firm of Executive’s choice of a lump sum cash payment of $30,000 (or such greater amount as the Bank Board or the Parent Board may approve) for outplacement assistance.

(b) Change in Control Termination. In lieu of any compensation and benefits payable under Section 3.7(a), in the event that Executive’s employment by the Company ceases due to a Change in Control Termination, Executive will be entitled to:

(i) Payment of all Accrued Obligations;

(ii) Cash severance payments equal to the Monthly Severance Payment (as determined under Section 3.7(a)(ii) above) for a period of 36 months, payable in accordance with the Company’s payroll practices; and

(iii) Payment by the Company of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) for a period of 24 months (or if COBRA continuation coverage expires or is otherwise unavailable, then, in lieu thereof, Executive will receive monthly payments equal to the monthly “applicable premium,” as that term is defined under COBRA, for a period equal to 36 months;

(iv) Executive’s rights under the Company’s other plans, programs and arrangements shall vest or become exercisable, as applicable, to the extent of, and in accordance with the provisions of such plans, programs and arrangements.

(c) Termination Following Expiration of a Term. In the event of a termination by the Company of Executive’s employment following the expiration of any Initial Term or Renewal Term, the Company shall pay or provide to Executive the amounts, benefits and rights described in Section 3.7(a).

(d) Except as provided in this Section 3.7, all compensation and participation in all benefit plans and programs will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation by reason of such termination, provided, however, that nothing in this paragraph shall affect or be deemed to affect Executive’s rights to accrued or vested benefits under any benefit plan, program or arrangement. The payments and benefits described in this Section 3.7 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 3.7 are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Appendix A in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law (the “Release”). The severance benefits described in this Section 3.7 will begin to be paid or provided as soon as the Release becomes irrevocable, provided that in no event may Executive, directly or indirectly, designate the calendar year of payment. Any payments to be made to Executive and any benefits to be provided to Executive pursuant to this Section 3.7 shall be paid or provided, as applicable, to Executive’s beneficiaries, heirs or estate in the event of Executive’s death.

(e) Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Sections 3.7(a), 3.7(b) and 3.7(c) above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability, or (d) by Executive without Good Reason, then the Company’s obligation to Executive will be limited solely to the payment of Accrued Obligations. All compensation and participation in benefits will cease at the time of such termination and, except as otherwise provided by COBRA or the terms of such plans, the

Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract or Executive’s right to accrued or vested benefits under the terms of any employee benefit plan, fringe benefit program or other benefit arrangement.

(f) Application of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the severance payment provided for in Section 3.7 of this Agreement is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code (after taking into account all applicable exemptions) and the Company determines that the Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payment (or portion thereof) that is subject to Section 409A and cannot be paid to the Employee without incurring additional tax, interest or penalties under Section 409A shall be paid to the Employee (without interest) on the first day of the seventh month following the month in which the Employee’s termination of employment occurs. For purposes of this Section 3.7(f), “termination of service” shall mean the Employee’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) Limitation on Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Parent Board, in its good faith discretion, based on the advice of the Company’s auditors. If a reduction to Executive’s payments and benefits is required pursuant to this Section 3.7(g), such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments actually made to Executive.

(h) Adjustments Necessary to Comply with Maximum Payment Limit. If, notwithstanding the initial application of Section 3.7(g), the Internal Revenue Service determines that any amount paid or benefit provided to Executive would constitute an Excess Parachute Payment, Section 3.7(g) will be reapplied based on the Internal Revenue Service’s determination and Executive will be required to repay to the Company any Overpayment (as defined below) immediately upon receipt of written notice of the applicability of this section.

(i) Recoupment Policy of the Bank. Under the Penn Security Bank & Trust Company Success-Sharing Long-Term Incentive Plan, and the Penn Security Bank & Trust Company Management Annual Incentive Plan, if Penn Security Bank & Trust Company’s financial statements are the subject of a restatement that is required by law, the Board will seek reimbursement of excess annual incentive cash payments and excess long-term incentive awards to executive officers for the relevant performance periods, whether or not the executive officers engaged in any misconduct.

Excess incentive cash compensation and excess long-term incentive awards means the positive difference, if any, between the payment(s) made to the executive officer and the payment(s) that would have been made to the executive officer had the multiplier been calculated based on the Bank’s financial statements as restated. Under the Penn Security Bank & Trust Company Success-Sharing Long-Term Incentive Plan and the Penn Security Bank & Trust Company Management Annual incentive Plan, if an executive officer benefitted from an error in the preparation of or affecting the applicable financial statements or engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to the obligation for Penn Security Bank & Trust Company (“Penn Security”) to restate its financial statements, the officer will be required to repay proceeds from the bonus award or from the sale of shares issued upon exercise of a stock option or stock appreciation right (SAR), or vesting of restricted stock, occurring during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, in an amount determined appropriate by the Committee to reflect the effect of the restatement on Penn Security’s financial statements. These remedies would be in addition to any actions imposed by law enforcement agencies, regulators, or other authorities. The length of time that this provision shall apply is for the 3 years prior to the date the applicable restatement is disclosed.

If any executive officer after leaving the Bank or before leaving the Bank engages in acts that are violative of the Penn Security policies as set forth below in Article IV regarding non-competition, non-solicitation, confidentiality, or non-disparagement, in the judgment of the Compensation Committee as set forth in the individual’s applicable severance agreement and/or employment agreement and/or any other policy pronouncements, the entire amount of any incentive cash or stock payments that have already been awarded to that executive from bonus or long-term incentive shall be repaid in total for the most recent 12-month period in question.

(j) Definitions. For purposes of this Agreement:

(i) “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

(ii) “Overpayment” means any amount paid to Executive in excess of the maximum payment limit of Section 3.7(g) of this Agreement.

ARTICLE IV

RESTRICTIVE COVENANTS AND REMEDIES

Section 4.1. Confidential Information.

(a) In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, and as an inducement to the Company to continue to entrust Executive with its Trade Secrets (as hereinafter defined), Executive agrees that Executive will not use for himself or disclose to any person any Trade Secret of the Company or any of its subsidiaries or affiliates obtained by Executive as a result of his employment by the Company unless authorized in writing by the Company to do so. For purposes of this Agreement, Trade Secrets will be deemed to include, but not be limited to, all confidential information, including price lists, patents, designs, inventions, copyrighted materials, product lists, marketing strategies, personnel files, customer lists, and all other information or material received by Executive in connection with his employment by the Company which is not otherwise available to the general public. Upon cessation of Executive’s service to the Company for any reason, all written or electronic materials evidencing Trade Secrets, and all copies thereof, in the possession or control of Executive shall be delivered to the Company. The term Trade Secrets shall exclude (i) information that is or subsequently becomes publicly available other than as a result of Executive’s breach of this Agreement; (ii) is acquired from another source not under a duty of confidentiality to the Company and not as a result of a breach of this Agreement; (iii) is independently developed by Executive without use of the Trade Secrets; (iv) is approved for release by the Bank, Parent or both; or (v) is required to be disclosed by court order, subpoena, in connection with a civil or criminal investigative demand, the discovery rules of any court or otherwise by law or legal process.

Section 4.2. Ownership of Inventions and Ideas. Executive acknowledges that the Company shall be the sole owner of all the results and proceeds of his service to the Company, including but not limited to, all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes or programs in connection with or useful to the business of the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) which Executive, by himself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during Executive’s employment by the Company, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever. Executive acknowledges that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. Executive hereby assigns and transfers his right, title and interest in and to all such Developments and agrees that he shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in or to any such Developments.

Section 4.3. Restrictive Covenants. In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, Executive agrees to be bound by this Section 4.3. Executive will not, directly or indirectly, do any of the following during the Term and the Restricted Period:

(a) engage or participate in any business activity substantially similar to an activity from which the Company or its subsidiaries or affiliates derives revenue (or, with respect to the application of this provision during the Restricted Period, engage or participate in any such business activity within 50 miles of any Company branch or office operating or preparing imminently to operate on the date Executive’s employment ends) (a “Competing Business”);

(b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 4.9% of the outstanding securities of any class of any publicly traded securities of any company;

(c) solicit or call on, either directly or indirectly, for purposes of selling goods or services competitive with goods or services sold by the Company or any of its subsidiaries or affiliates, any customer with whom the Company shall have dealt or any prospective customer that the Company has identified and solicited at any time during Executive’s employment by the Company;

(d) adversely influence or attempt to adversely influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company;

(e) adversely influence or attempt to adversely influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

(f) employ or retain, or arrange to have any other person or entity employ or retain, any employee, consultant, agent or distributor of the Company or any of its subsidiaries or affiliates (or with respect to the application of this provision during the Restricted Period, any person or entity who, within the 12 months preceding the date Executive’s employment by the Company ends, was employed or engaged by the Company or any of its subsidiaries or affiliates as an employee, consultant, agent or distributor).

Executive acknowledges that the restrictions contained in Sections 4.1, 4.2 and 4.3 are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the duration of the Restricted Period, and the provisions of Sections 4.1, 4.2 and 4.3, are reasonable given Executive’s position within the Company and the substantial consideration payable under this Agreement. Executive further acknowledges that Sections 4.1, 4.2 and 4.3 are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement in the absence of these provisions.

Section 4.4. Enforcement.

(a) Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of this Article 4 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company or its subsidiaries or affiliates, as applicable, will have the right to enforce this Agreement by seeking injunctive or other relief in any court and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company or its subsidiaries or affiliates, as applicable.

(b) Restitution. If Executive breaches any part of Section 4.1, 4.2 or 4.3, the Company or its subsidiaries or affiliates as applicable, will have the right and remedy to require Executive to account for and pay over to the Company or its subsidiaries or affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company or its subsidiaries or affiliates, as applicable, under law or in equity.

(c) Extension of Restricted Period. If Executive breaches Section 4.1, 4.2 or 4.3, the Restricted Period will be extended by an amount of time equal to the period that Executive was in breach.

(d) Judicial Modification. If any court determines that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable because of its duration or geographic scope, that court will have the power to modify that section and, in its modified form, that section will then be enforceable.

(e) Restrictions Enforceable in All Jurisdictions. If any court holds that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company or its subsidiaries or affiliates, as applicable, to the relief provided above in the courts of any other jurisdiction within the geographic scope of this section.

(f) Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of Sections 4.1, 4.2 and 4.3 to any employer for whom Executive seeks to work during the one year period following Executive’s cessation of employment by the Company. Executive also agrees that, for a period of one year following his cessation of employment by the Company, Executive will provide, and that during the Restricted Period the Company may similarly provide, a copy of this Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

ARTICLE V

MISCELLANEOUS

Section 5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

Section 5.2. Ability to Perform.

(a) Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement on and after the Effective Date.

(b) The Company represents and warrants to Executive that:

(i) Parent and the Bank are fully authorized by action of their respective Boards to enter into this Agreement and to perform their obligations hereunder; and upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Parent and the Bank, enforceable against Parent and the Bank in accordance with its terms. Neither Parent nor the Bank is subject to any restriction which would prohibit either one of them from entering into or performing its obligations under this Agreement.

(ii) The Company currently has in force directors and officers liability insurance coverage policies with a policy limit of $10 million, renewable annually, the terms and conditions of which are set forth in such policies, true and complete copies of which the Company shall have heretofore delivered to the Executive. All such policies are in full force and effect, all premiums due and payable under such polices have been paid, and the Company is otherwise in compliance with such policies. No cancellation of any such policy has been threatened. The Company agrees to maintain such policies or similar policies in effect throughout Executive’s employment and for a period of six (6) years following any termination of such employment.

Section 5.3. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of any applicable tax withholding.

Section 5.4. Dispute Resolution. Except for disputes arising under Article IV hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Philadelphia PA. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator shall have authority to rule on any dispositive motions filed by the parties. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

Section 5.5. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and the Company’s successors and assigns and shall inure to the benefit of Executive’s beneficiaries, executors, administrators and heirs. Executive may not sell, assign or transfer this Agreement or any interest herein, by operation of law or otherwise, except by will or the laws of descent and distribution. The Company shall require any successor to all or a majority of its assets and business, whether direct or indirect, by means of purchase, reorganization, liquidation, dissolution, merger, consolidation, transfer of assets or stock, or otherwise, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and Parent would be required to perform this Agreement if no succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Bank and/or the Parent in accordance with the operation of law and such successor shall be deemed the Bank and/or Parent for purposes of this Agreement. Except as provided hereinabove, this Agreement may not be assigned by the Company.

Section 5.6. Non-Disparagement. Executive agree that he shall not in any way, orally or in writing, disparage, defame, or offer any negative characterizations of the Company or any of its current or former board members, officers or employees to any third party or commit any libelous or slanderous act against the Company or any of its current or former board members, officers or employees whether in its capacity as his former employer or otherwise.

Section 5.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

Section 5.8. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment, compensation, severance, termination or any related matter. This

Agreement may not be changed or modified, except by an Agreement in writing signed by both Executive and the Company.

Section 5.9. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:

Craig W. Best

109 Overlook Road

Clarks Summit, PA 18411

or such other address as Executive may hereafter give written notice of to

Company

If to the Company:

Penseco Financial Services Corporation

150 North Washington Avenue

Scranton, PA 18503

Attn: Chairman of the Board of Directors

Section 5.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws rules of any state. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

Section 5.11. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one an

Section 5.12. Remedies. In the event of any breach of this Agreement by either party, the party injured by such breach shall be entitled to attorneys’ fees, costs and expenses incurred by reason of such breach, if any, together with interest at the maximum rate permitted by law. This paragraph shall not be considered a waiver of or a limitation on the remedies available under this Agreement or at law or in equity for breach of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the third day of January 2011.

PENSECO FINANCIAL SERVICES CORPORATION

By:	/s/ D. William Hume
D. William Hume
Title:	Chairman of the Board

By:	/s/ Robert W. Naismith
Robert W. Naismith
Title:	Chairman of the Compensation Committee

/s/ Craig W. Best
CRAIG W. BEST

Appendix A

EXECUTIVE SEVERANCE AND

MUTUAL RELEASE AGREEMENT

This Executive Severance and Mutual Release Agreement (“Agreement”) is entered between Craig W. Best (“Executive”) and Penn Security Bank & Trust Company (“Employer”) and is in consideration of the mutual undertakings set forth below.

Executive has decided to retire, and Executive and Employer mutually desire to end Executive’s employment. In order to assist Executive in his transition, and acknowledge past contributions, Employer has decided to offer Executive the benefits described below. To clearly set forth the terms and conditions of Executive’s departure, the parties agree as follows:

1. The purpose of this Agreement is to set forth the mutual understanding of the parties. This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Executive, nor shall it be construed as an admission by Executive of any misconduct or impropriety. This agreement shall also be subject to the terms of other agreements between Employer and Executive, including but not limited to the Employment Agreement, the Success-Sharing Long-Term Incentive Agreement, and the Management Annual Incentive Plan.

2. Executive’s employment with Employer shall end for all purposes on              (“Separation Date”). Effective             , Executive’s annual salary shall be $              for purposes of calculating payments of salary to be made by Employer to Executive for the period from              through the Separation Date.

3. Executive understands that taxes that may become due and are owed by Executive as a result of any payment or transaction contemplated by this Agreement are Executive’s sole responsibility, and Executive agrees to hold Employer harmless on account thereof. In addition, Executive agrees that such taxes which are due and are owed by Executive but are unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.

4. In exchange for the benefits contained in this Agreement, Executive releases and discharges Employer, all subsidiary, parent, and affiliated entities, and any Employer-sponsored benefit plans in which Executive participates, and all of their respective owners, officers, directors, trustees, shareholders, employees, agents, attorneys, and insurers from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Executive signs this Agreement arising out of or in any way related to Executive’s employment with Employer. This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; based upon any employment agreement, severance plan, compensation plan, or change in control agreement; based upon any alleged legal restriction on

Employer’s right to terminate its employees; or based upon ERISA. This Agreement shall not affect Executive’s entitlement to receive any 401(k), stock option, success-sharing or pension plan benefits that shall have vested as of the Separation Date.

5. In exchange for the benefits contained in this Agreement, Employer releases and discharges Executive from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Employer signs this Agreement arising out of or in any way related to Executive’s employment with Employer.

6. Employer agrees to indemnify Employee to the fullest extent permitted by Employer’s Bylaws, which includes independent representation whether appropriate. Nothing in this Agreement shall modify, or be interpreted to modify, the application or applicability of any law, document, or authority relating to indemnification.

7. Executive agrees that he will not make any disparaging or untruthful remarks about or concerning Employer, its officers, directors, employees or agents, whether acting in their individual or representative capacity. Employer shall not make any disparaging or untruthful remarks concerning Executive and shall use reasonable efforts to cause its officers, directors, employees and agents, to not make any disparaging or untruthful remarks concerning Executive. Nothing in this Paragraph shall in any way limit the ability of Executive or Employer or its officers, directors, employees or agents to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

8. Executive agrees that, as a result of his employment by Employer, he has been exposed to confidential information that is not generally known to the public, all of which information is owned by Employer. This includes information developed by Executive, alone or with others, or entrusted to Employer by customers or others. Employer’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees. Executive agrees that, during his remaining employment by Employer and for all time hereafter, as long as such information is not made public by Employer, Executive shall hold such information in strict confidence and not disclose or use it except as specifically authorized by Employer and for Employer’s benefit.

9. Employer and Executive each agree that the consideration provided to Executive under this Agreement and the Consulting Agreement is confidential and that neither shall disclose said consideration to persons outside Employer, except that Executive may show the Agreement and the Consulting Agreement to his spouse, attorneys and tax consultants, who have agreed to be bound by these provisions; provided, however, that nothing herein shall prohibit or restrict Employer or Executive (or their respective attorneys) from making disclosures related to this Agreement and the Consulting Agreement as required by law, from responding to any inquiry, or providing testimony, about the fact or terms of this Agreement or the Consulting Agreement, the consideration provided to the Executive, or the facts and circumstances underlying this Agreement and the Consulting Agreement before the United States Securities and Exchange Commission or any other federal or state regulatory or law enforcement agency or as required by law, or prohibit or restrict Employer or Executive from disclosing the terms of this Agreement or the Consulting Agreement in any litigation brought to enforce any obligations created by this Agreement or the Consulting Agreement.

10. Executive agrees to fully and reasonably cooperate with Employer with respect to any and all business issues, claims, internal investigations (including any internal investigation relating to any claims by Executive of wrongdoing by Employer’s senior management), inquiries and/or investigations by the Government or by a regulator, administrative charges, and litigation related to Employer or its business interests. This would include, but not be limited to, responding to questions, providing information, attending meetings, depositions, administrative proceedings, and court hearings, and assisting Employer, its counsel and any expert witnesses. Executive agrees not to communicate with any party, its legal counsel, or others adverse to Employer in any pending or threatened claims or litigation except with the prior consent of the Employer. Should Executive receive notice of a subpoena or other attempt to communicate with or obtain information from Executive in any way relating to Employer or its business interests, Executive agrees to notify counsel for Employer and to provide a copy of any such subpoena or request within two (2) calendar days of receipt of such notice. Nothing in this agreement restricts the ability of the Employee to appropriately respond to a subpoena or other request from the Government or regulators.

11. Executive agrees that, as a condition of and before the Company enters into the Consulting Agreement with the Executive, he will return to Employer all of Employer’s property, including all physical property (personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

12. Executive represents that he has not filed any claim against Employer or any of the individuals or entities released in paragraph 5, and that he will not do so at any time in the future concerning any of the claims released in this Agreement.

13. Executive and Employer shall cooperate to coordinate appropriate internal and external communications concerning Executive’s separation and to designate individuals to whom any questions shall be directed. Employer shall have final approval on all such communications.

14. The confidentiality and non-disparagement provisions set forth in Sections 8, 9 and 10 of this Agreement are material terms, which if breached could cause the parties to this Agreement to suffer irreparable harm for which damages would be an inadequate remedy. Therefore, upon any such breach or threat thereof, either party to this Agreement shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies such party may have at law.

15. Executive understands and acknowledges the significance and consequences of this Agreement and agrees that it is voluntary, and that he is not signing as a result of any coercion. Executive has been encouraged to seek the advice of an attorney and, to the extent desired, has availed himself of that opportunity. Executive acknowledges that he has been given at least twenty-one (21) days after receipt of this Agreement during which to consider it.

16. Executive understands and acknowledges that he has seven (7) days after signing this Agreement in which to revoke it. This Agreement will become effective after that period has expired.

17. This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 5, as well as to all of their heirs, successors, and assigns.

18. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

19. If any of the provisions of the Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

20. In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment by Employer or the termination of such employment, the dispute shall be resolved by arbitration within Lackawanna County, PA. and the parties waive their right to trial by jury. Executive and Employer will submit the dispute to a mutually acceptable arbitration service or arbitrator, or, if they cannot agree to an arbitration service or arbitrator, the dispute will be submitted to the JAMS. The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing, Employer will advance any required administrative and/or arbitration fees. The party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements from the other party. Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction.

21. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings. No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Executive and an authorized representative of Employer. Executive acknowledges that in signing this Agreement he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

[signature page follows]

Penn Security Bank & Trust Company	Executive

Its:	Date:

Date:

Appendix B

Executive Stock Ownership Guidelines

Penn Security Bank & Trust Company

Executive Stock Ownership Guidelines

1.	Establish a baseline as a multiple of base salary for Executives.

a.	The CEO would be required to own shares equal to 3x base salary within the recommended time period (4 years).

b.	Establish a level of 2x base salary in common stock holdings for the other senior executives considered in the group.

  i.    Count 401(k) and ESOP vested shares in that total.

 ii.    Count exercised stock options in that total.

iii.    All family members’ holdings would count within immediate family.

c.	Establish a “hold until retirement” policy for all shareholdings for executives below the guideline limits.

2.	Maintain that guideline (and maintain that stock holding) over time until retirement from Penn Security.

3.	Allow 4 years from the date of adoption of this policy for each executive to meet the required ownership.

4.	If guidelines not met in 4 years, all future bonuses for Executives to be paid in stock until the guideline criteria are met.

5.	Limit the Executive program to senior executives only.

a.	Encourage ownership for other top management employees who are impact players on an informal basis.

B-1

Appendix C

Penn Security Success-Sharing Long-Term Incentive Plan

Potential Payout Scenarios with 5-Year Cliff Vesting

Penn Security Bank & Trust Company—Success-Sharing Plan Potential Five-Year Payout Amounts
Category		2007	2008	2009	2010	2011	2012	Total Payout	CEO Payment
								Amounts/Percentage	over 5 years
At Target Levels		[Baseline]	1st Year	2nd Year	3rd Year	4th Year	5th Year
Base Salary—CEO		(assumes 3% salary inc)	$244,007	$251,327	$258,867	$266,633	$274,632
Proposed LTIP			$73,202	$75,398	$77,660	$79,990	$494,338	$800,588
Sub-Totals:			$402,612	$414,690	$427,131	$439,944	$865,091	$2,549,467	$509,893
SSARs (assumes 10% incr)		(growth of amts)	$—	$38,500	$121,752	$256,751	$304,772	$721,775
Final Totals			$402,612	$453,190	$548,883	$696,695	$1,169,863	$3,271,242	$654,248
Stock Price—assumes 10% incr			$42.00	$47.04	$52.68	$59.01	$66.09
At Maximum Levels		[Baseline]	1st Year	2nd Year	3rd Year	4th Year	5th Year
Base Salary—CEO		(assumes 3% salary inc)	$244,007	$251,327	$258,867	$266,633	$274,632
Bonus			$85,402	$87,964	$90,603	$93,322	$96,121
Proposed Success-Sharing			$109,803	$113,097	$116,490	$119,985	$741,506	$1,200,881
Sub-Totals:			$439,213	$452,389	$465,961	$479,939	$1,112,259	$2,949,760	$589,952
SSARs (assumes 14% incr)		(growth of amts)	$10,425	$92,136	$169,884	$322,234	$507,360	$1,102,039
		Final Totals	$449,638	$544,525	$635,845	$802,173	$1,619,619	$4,051,799	$810,360
								(At Max perf (stock
Stock Price-assumes 14% incr			$42.75	$48.74	$55.56	$63.34	$72.20	price up 100% in 5 yrs), LTIP awards = 3.08% of gain to SHs)
Bank Total Assets
Target projection	8% CAGR	$580 mm	$626 mm	$677 mm	$730 mm	$789 mm	$852 mm	150%	1.5 x salary
Minimum Threshold	6% CAGR	$580 mm	$614 mm	$651 mm	$690 mm	$732 mm	$776 mm	75%	0.75 x salary
Maximum level	12% CAGR	$580 mm	$649 mm	$727 mm	$814 mm	$912 mm	$1,022 mm	225%	2.25 x salary
Earnings Per Share—(core)
Target projection	8% CAGR	$3.27	$3.53	$3.81	$4.12	$4.45	$4.80	150%	1.5 x salary
Minimum Threshold	6% CAGR	$3.27	$3.47	$3.67	$3.89	$4.13	$4.38	75%	0.75 x salary
Maximum level	12% CAGR	$3.27	$3.66	$4.10	$4.59	$5.14	$5.76	225%	2.25 x salary
Annual Plan Payout Levels
Target projection	(as a %-age of base salary)		30%	30%	30%	30%	180%	Target projection	300% of salary
Minimum Threshold			15%	15%	15%	15%	90%	Minimum (Threshold)	150% of salary

C-1

PENN SECURITY BANK & TRUST COMPANY

DEFERRED COMPENSATION PLAN # 2 (Appendix D)

Penn Security Bank & Trust Company (the “Company”), hereby adopts the Penn Security Bank & Trust Company Deferred Compensation Plan # 2 (the “Plan”), for the benefit of Craig W. Best, President CEO (Participant) of the Company. The Plan is a non-qualified DCP arrangement for the benefit of the Participant. The Plan is effective as of August 6, 2009.

ARTICLE 1

DEFINITIONS

Account. The bookkeeping account established for the Participant as provided in Section 5.01 hereof. As provided in Section 5.01, separate bookkeeping account shall be established for the Company Contributions made on behalf of a Participant, the “Company Contributions Account.”

Administrator. Such person or entity as determined by the Board, or in the absence of such determination, the Compensation Committee of the Board.

Affiliate. A business entity that is either a wholly owned subsidiary of the Company or considered to be under common control with the Company pursuant to the provisions of Code Sections 414(b), (c), (m), or (o).

Bank Board. The Board of Directors of the Bank.

1.05 Cause (i) A conviction of, or the entry of a plea of guilty or no contest to, a felony (ii) fraud, embezzlement or other misappropriation of funds, excluding immaterial and inadvertent action not taken in bad faith and which is remedied by participant within ten (10) days after his receipt of written notice thereof from the Company specifying in reasonable detail the alleged improper action; (iii) habitual insobriety or illegal use of controlled drugs; (iv) breach of this Agreement having a material adverse economic effect on the Company taken as a whole, if not cured within (30) days following participant’s receipt from the Company of written notice thereof specifying in reasonable detail the alleged breach; or (v failure to comply with the Company’s Executive Stock Ownership Guidelines, as set forth on Appendix B of the participants employment contract: or refusal to perform the lawful and reasonable directives of the Bank Board or Parent Board, unless such refusal is cured within (30) days following Participant’s receipt from the Company of written notice thereof, specifying the directives Participant’s allegedly refused to perform, or unless Participant gives written notice of good faith objection to any such directive based on his reasonable belief that compliance with same would be inconsistent with fiduciary duties or with any applicable law, rule, regulation, order, ordinance, applicable accounting standard, insurance policy, employee benefit plan or any other material agreement, instrument or undertaking (“Good Faith Objection”). In the event of Good Faith Objection by Participant, his refusal to perform any directive of the Bank Board or Parent Board shall not be Cause for termination unless Participant persists in such refusal after the Bank Board or Parent Board, as applicable, obtains, from an independent law firm selected by the Bank Board or Parent Board in its sole and reasonable discretion, with a written reasoned legal opinion that it is more likely than not that compliance with the directive at issue would not result in any violation (an “Independent Opinion”).

1.06 Change of Control. shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding voting securities, (ii) Parent Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of Parent’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Parent prior to the transaction. A “Continuing Director” shall mean a member of the Parent Board who either (i) is a member of the Parent Board as of the Effective Date or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.

1.07 Code. Means the Internal Revenue Code of 1986, as amended.

1.08 Committee. The Compensation Committee of the Board.

1.09 Company Contributions. The contributions to be credited to a Participant’s Plan accounts as described in Section 3.02 hereof.

1.10 Company Contribution Date. January 1, 2011, and August 1, 2011 each year thereafter until conclusion in August 1, 2014 for which the Company Contribution is being made.

1.11 Compensation. The Participant’s annual base salary and annual incentive bonus.

1.12 Deferrals. The portion of the Plan that a Participant elects to defer in accordance with Section 3.01 hereof.

1.13 Deferral Date. The date the Deferrals will be credited to the Participant’s Account, which date shall be the date it would otherwise have been payable to the Participant.

1.14 Effective Date. August 6, 2009.

1.15 Normal Retirement Date. The Normal Retirement Age as defined under the Retirement Plan.

1.16 Participant. The President CEO who is a Participant as provided in ARTICLE 2.

1.17 Plan Year. August 1 to July 31.

1.18 Separation from Service. The termination of the Participant’s employment with the Company and each of its Affiliates for reasons other than death. Whether a Separation from Service takes place is determined by the Company based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Company and the Participant intended for the Participant to provide significant services for the Company following such termination.

A termination of employment will be presumed to constitute a Separation from Service if the Participant continues to provide services as an employee of the Bank in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period).

The Participant will be presumed to have not incurred a Separation from Service if the Participant continues to provide services to the Bank in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period).

A Separation from Service will not have occurred if immediately following the Participant’s termination of employment, the Participant becomes an employee of any Affiliate of the Company, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.

1.19 Specified Employee. A key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company if any stock of the Company, or a parent (within the meaning of Code Section 1563 (a) (1)) thereof, is publicly traded on an established securities market or otherwise.

ELIGIBILITY AND PARTICIPATION

Commencement of Participation. The Participant shall become a Participant in the Plan on August 6, 2009.

ARTICLE 3.

CONTRIBUTIONS

3.01 Deferrals.

Amounts credited to the Participant’s Account shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in ARTICLE 6.

The Company shall credit to the Participant’s Account an amount equal to the amount designated in 3.02(a) 3.02 (b) for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE 6. All such amounts shall be subject to the rights of the general creditors of the Company and Affiliates as provided in ARTICLE 8.

Each Eligible Executive shall deliver a Deferral Election to the Administrator before any Deferrals may become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the first day of the Plan Year during which the amount to be deferred will be earned. Notwithstanding the foregoing, in the year in which the Participant is first eligible to participate in the Plan, such Deferral Election must be filed with the Company by, and shall become irrevocable as of, the thirtieth (30th) day following the date on which the Participant is first eligible to participate in the Plan, respectively, and such Deferral Election shall only apply to:

base salary earned during the Plan Year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable; and

that portion of incentive compensation earned for the Plan Year equal to the total amount of the incentive compensation earned during such Plan Year multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Plan Year, and the denominator of which is the total number of days in the Plan Year.

On or after the first day of any Plan Year, the Participant’s Deferral Election with respect to that Plan Year shall be irrevocable. The Participant may change a Deferral Election by delivering to the Administrator a written revocation or modification of such election with respect to Compensation that relate to services yet to be performed. The revocation or modification of the Deferral Election shall be effective as of the first day of the Plan Year following the date the Participant delivers the revocation or modification to the Administrator.

The Deferral Election shall contain the following:

the Participant’s designation as to the amount of Compensation to be deferred;

the beneficiary or beneficiaries of the Participant; and

such other information as the Administrator may require.

The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s base salary and one hundred percent (100%) of the Participant’s annual incentive bonus.

3.02 Company Contributions.

The Company shall make a contribution to the Participant’s account January 1, 2011 in the amount of 61,375 followed by credit of $60,000 per year ending August 1, 2014.

The Company will credit interest to said account in accordance with (a) above utilizing Moody’s 20 yr AA Corporate Bond Rate indeed during the accumulation period, at the time of payment. The interest rate during the payout period will equate to 2.00% over the 10-year Treasury bond, based on such rate immediately prior to the distribution.

3.03 Time of Contributions. Contribution will be payable in accordance with (a) of this section.

ARTICLE 4.

VESTING

4.01 Vesting of Deferrals and Contributions.

The Participant’s account shall initially be unvested. The Company Contribution will become vested and non-forfeitable at a rate of 20% on each of the next five (5) anniversaries of the Effective Date of this agreement, provided that the Participant remains continuously employed with the company through such date. If the Participant employment by the Company terminates without Cause or if the Participant resigns for Good Reason, of if the participant terminates employment because of his death or total and permanent disability, the Participants account shall vest in full at 100%.

ARTICLE 5.

ACCOUNTS

5.01 Accounts. The Administrator shall establish and maintain an Account in the name of the participant. The Administrator shall adjust the amounts credited to the Participant Account to reflect Payments. The Participant’s Account shall be debited by any federal, state and/or local tax withholding as may be required by applicable law. Distributions under ARTICLE 6 shall be equal to the Participant’s Account balance as of the date of the applicable distribution thereunder.

ARTICLE 6.

DISTRIBUTIONS

6.01. Distributions. Upon the earliest to occur any of the following events, the value of the Participant’s vested Account, determined as of the end of the calendar month immediately preceding the month in which such benefit is to be paid, shall be paid to the Participant (or, if applicable, the Participant’s beneficiary or beneficiaries, as determined under ARTICLE 7) as stated below:

a. Normal Distribution- Payable over 10 years (120 months) commencing at the Separation from Service.

b. The Participant’s death- Payable in a lump sum payment within 45 days of the death.

c. Change of Control (followed by Separation from Service with 24 months) lump sum. If such change of control occurs during a distribution event, any remaining payments will be paid in a lump sum.

d. Disability- Payable over 10 years (120 months) commencing at Separation from Service.

6.02	Six-Month Delay for Specified Employees. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at the Separation from Service under such procedures as established by the Company in accordance with Code Section 409A, benefit distributions that are made upon Separation from Service may not, to the extent required by Code Section 409A, commence earlier than six (6) months after the date of such Separation from Service. Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Code Section 409A, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

ARTICLE 7

BENEFICIARIES

7.01 Beneficiaries. The Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. The Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or comment of any previously designated beneficiary, by amending his previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.02 Lost Beneficiary.

The Participant and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

If the Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to the co-beneficiary or secondary beneficiary designated by the Participant, or in the absence of a co-beneficiary or secondary beneficiary, to the Participant’s estate.

ARTICLE 8

FUNDING

8.01 Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participant and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. The Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

The Company reserves the right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. The Company reserves the right to invest in a life insurance, annuity policy upon the life of the Participant, and the Participant’s consent to such investment and agreement to assist the Company in obtaining such investment shall not be unreasonably withheld.

8.02 Deposits. Notwithstanding paragraph 8.01, or any other provision of this Plan to the contrary, the Company may, in its sole and absolute discretion, establish a Rabbi Trust, pursuant to Treasury Department Revenue Procedures 92-64 and 92-65, and deposit any amounts it deems appropriate to pay the benefits under this Plan to such Rabbi Trust.

8.03 Withholding of Eligible Executive Deferrals. The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferral under Section 3.01 hereof from the Participant’s Compensation. The Administrator shall determine the amount and timing of such withholding.

ARTICLE 9

CLAIMS ADMINISTRATION

9.01 General. In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE 9.

9.02 Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

the specific reason or reasons for denial of the claim;

a specific reference to the Plan provisions on which the denial is based;

a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

an explanation of the provisions of this Article.

9.03 Right of Appeal. A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.03 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.

9.04 Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 9.06 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.05 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

9.06 Arbitration. Each and every dispute or controversy arising pursuant to the Plan or a Deferral Election shall, after exhaustion of the review procedure set forth in Section 9.04, be settled exclusively by arbitration, conducted before a single arbitrator sitting in Philadelphia, Pennsylvania in accordance with the rules of JAMS then in effect. The costs and expenses of arbitration, including the fees of the arbitrators, shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE 10

GENERAL PROVISIONS

10.01 Administrator: The Administrator:

Is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

Shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

Shall be indemnified and saved harmless by the Company, if the Administrator is not the Company, from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.02 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts contracts, liabilities, engagement or torts of the Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If the Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.03 No Rights to Remain an Employee. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a employee of the Company or an Affiliate, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Company’s or an Affiliate’s right to terminate the employment of the Participant shall continue to the same extent as if this Plan had never been adopted.

10.04 Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator, if the Administrator is not the Company.

10.05 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the company or the Administrator incident to such proceeding or litigation shall be charged against the Account of the Participant.

10.06 No Liability. No liability shall attach to or be incurred by any manager of the Company, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by the Participant and by any and all persons claiming under or through the Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.07 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan shall be paid by the Company.

10.08 Insolvency. Should the Company be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to the Participant and their beneficiaries and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

10.09 Amendment and Termination.

The Company may unilaterally amend or terminate this Plan at any time. Except as provided in this Section, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the time specified in ARTICLE 6.

If the Company terminates the Plan within thirty (30) days before, or twelve (12) months after a Change in Control, all Accounts shall be distributed in a lump sum as soon as practicable following such termination of the Plan, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s plans that would be aggregated with this Plan under Code Section 409A or the regulations thereunder are terminated so that all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated Plans within twelve (12) months of the termination of the Plans.

If the Company terminates the Plan upon the Company’s dissolution or with the approval of a bankruptcy court, all Accounts shall be distributed in a lump sum as soon as practicable following such termination of the Plan, provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical.

If the Company terminates the Plan and all other Plans required to be aggregated with this Plan under Code Section 409A or the regulations thereunder), all Accounts shall be distributed in a lump sum, provided such termination does not occur proximate to a downturn in the financial health of the Company, and further provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

10.10 Company Determinations. Any determinations, actions, or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.

10.11 Construction. All questions of interpretation, construction, or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding, and conclusive upon all persons.

10.12 Governing Law. This Plan shall be governed by, construed, and administered in accordance with the laws of the Commonwealth of Pennsylvania, other than its laws respecting choice of law.

10.13 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.

10.14 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, the Company has adopted this Plan as of the date indicated below.

Penn Security Bank & Trust Company

By:	Date

D. William Hume
Chairman of the Board	Date

Robert W. Naismith, Ph.D.
Chairman, Compensation Committee	Date